                                                                    EXHIBIT 10.1





                                LEASE AGREEMENT


                                    BETWEEN

                           WEST*GROUP PROPERTIES LLC

                                   (Landlord)

                                      AND

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

                                    (Tenant)





                               JOHNSON I BUILDING
                              7600 Colshire Drive
                               McLean, VA  22102


                            Fairfax County, Virginia



                              Dated July 21, 1997

                               TABLE OF CONTENTS

                                                                                Page
                                                                                ----
ARTICLE I          BASIC LEASE INFORMATION AND DEFINITIONS  . . . . . . . . . .    1

ARTICLE II         PREMISES AND QUIET ENJOYMENT   . . . . . . . . . . . . . . .    4

ARTICLE III        PARKING  . . . . . . . . . . . . . . . . . . . . . . . . . .    5

ARTICLE IV         IMPROVEMENTS   . . . . . . . . . . . . . . . . . . . . . . .    5

ARTICLE V          COMMENCEMENT DATE; DELIVERY OF POSSESSION  . . . . . . . . .    5

ARTICLE VI         RENT   . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

ARTICLE VII        DEPOSIT  . . . . . . . . . . . . . . . . . . . . . . . . . .    8

ARTICLE VIII       SERVICES OF LANDLORD   . . . . . . . . . . . . . . . . . . .    9

ARTICLE IX         OPERATING COSTS  . . . . . . . . . . . . . . . . . . . . . .   10

ARTICLE X          ALTERATIONS  . . . . . . . . . . . . . . . . . . . . . . . .   14

ARTICLE XI         REPAIRS  . . . . . . . . . . . . . . . . . . . . . . . . . .   15

ARTICLE XII        CONDUCT OF BUSINESS BY TENANT  . . . . . . . . . . . . . . .   16

ARTICLE XIII       INSURANCE AND INDEMNITY  . . . . . . . . . . . . . . . . . .   18

ARTICLE XIV        DESTRUCTION OF PREMISES  . . . . . . . . . . . . . . . . . .   22

ARTICLE XV         CONDEMNATION   . . . . . . . . . . . . . . . . . . . . . . .   24

ARTICLE XVI        ASSIGNMENT AND SUBLETTING  . . . . . . . . . . . . . . . . .   25

ARTICLE XVII       FINANCING AND SUBORDINATION  . . . . . . . . . . . . . . . .   29

ARTICLE XVIII      DEFAULT OF TENANT  . . . . . . . . . . . . . . . . . . . . .   31

ARTICLE XIX        ACCESS BY LANDLORD   . . . . . . . . . . . . . . . . . . . .   35

ARTICLE XX         SURRENDER; HOLDING OVER  . . . . . . . . . . . . . . . . . .   36

ARTICLE XXI        NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . .   38

ARTICLE XXII       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . .   38

ARTICLE XXIII      HAZARDOUS MATERIALS  . . . . . . . . . . . . . . . . . . . .   44


 EXHIBITS
 --------

EXHIBIT A          PREMISES   . . . . . . . . . . . . . . . . . . . . . . . . .   Attached

EXHIBIT B          LAND   . . . . . . . . . . . . . . . . . . . . . . . . . . .   Attached

EXHIBIT C          COMMENCEMENT NOTICE  . . . . . . . . . . . . . . . . . . . .   Attached

EXHIBIT D          RULES AND REGULATIONS  . . . . . . . . . . . . . . . . . . .   Attached

EXHIBIT E          WORK AGREEMENT   . . . . . . . . . . . . . . . . . . . . . .   Attached

EXHIBIT F          SIGNAGE  . . . . . . . . . . . . . . . . . . . . . . . . . .   Attached

EXHIBIT G          JANITORIAL SPECIFICATIONS  . . . . . . . . . . . . . . . . .   Attached



RIDERS
------

RIDER NO.1         RENEWAL OPTION   . . . . . . . . . . . . . . . . . . . . . .   Attached

RIDER NO.2         EXPANSION OPTION   . . . . . . . . . . . . . . . . . . . . .   Attached

RIDER NO. 3        TERMINATION OF EXISTING LEASES   . . . . . . . . . . . . . .   Attached

                                LEASE AGREEMENT



   THIS LEASE AGREEMENT ("Lease") is made and entered into as of the 21st day of July, 1997, by and between WEST*GROUP PROPERTIES LLC, a Virginia limited liability company ("Landlord") and ONLINE RESOURCES & COMMUNICATIONS CORPORATION, a Delaware corporation ("Tenant"), upon and in consideration of the terms, covenants and conditions contained in this Lease (including all Exhibits, Addenda and Riders hereto), to each and all of which Landlord and Tenant hereby agree, the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.


                              W I T N E S S E T H


                                   ARTICLE I

                    BASIC LEASE INFORMATION AND DEFINITIONS


Section 1.01. Each reference in this Lease to information and definitions contained in this Section 1.01 shall have the respective meaning set forth in this Section 1.01.

   A. Premises: That portion of the third (3rd), fourth (4th) and sixth (6th) floors of the Building, as shown on the floor plans of the Building attached hereto as Exhibits A-1, A-2 and A-3. The "Initial Space" constituting the Premises shall consist of the entire sixth (6th) floor of the Building, consisting of approximately 17,056 square feet of space, as shown on Exhibit A-1 attached hereto. The "First Expansion Space" shall consist of the entire third (3rd) floor of the Building, consisting of approximately 16,831 square feet of space, as shown on Exhibit A-2 attached hereto. The "Second Expansion Space" shall consist of the entire fourth (4th) floor of the Building, consisting of approximately 16,831 square feet of space, as shown on Exhibit A-3 attached hereto. (Hereinafter, the Initial Space, First Expansion Space and Second Expansion Space shall sometimes be individually and generically referred to as a "Phase" of the Premises.) Landlord hereby represents that the Premises have been measured in accordance with the Washington D.C. Association of Realtors Standard Method of Measurement.

   B. Land: That certain parcel of real property situate, lying and being in the County of Fairfax, Virginia, as the same is shown on Exhibit B attached hereto.

   C. Project: The Land, Building and all other improvements or other structures located or constructed, or to be located or constructed, on the Land.

   D. Building: The building located on the Land of which the Premises are a part commonly known as the Johnson I Building, and having an address of 7600 Colshire Drive, McLean, Virginia 22102.

   E. Commencement Date: That certain date on which the Term and the Base Rent and other rents and charges payable hereunder shall commence, as such date is determined pursuant to the provisions of Article V hereof. The Commencement Date for the Initial Space shall be July 21, 1997 ("Initial Space Commencement Date"). The parties hereto anticipate that the Commencement Date for the First Expansion Space ("First Expansion Space Commencement Date") shall be on or about April 1, 1998; and the Commencement Date for the Second Expansion Space ("Second Expansion Space Commencement Date") shall be on or about April 1, 1999.

   F.  Expiration Date: July 31, 2002.

   G. Term: That certain period of approximately five (5) years, beginning on the Initial Space Commencement Date and ending on the Expiration Date, unless earlier terminated as provided herein.

   H. Net Rentable Area of the Premises: Approximately fifty thousand seven hundred eighteen (50,718) square feet.

   I. Net Rentable Area of the Building: One hundred thousand nine hundred fifty-eight (100,958) square feet.

   J. Tenant's Pro Rata Share: Effective as of the Initial Space Commencement Date, Tenant's Pro Rata Share shall be sixteen and eighty-nine one-hundredths percent (16.89%), representing a fraction, the numerator of which is the Net Rentable Area of the Initial Space and the denominator of which is the Net Rentable Area of the Building. Effective as of the First Expansion Space Commencement Date, Tenant's Pro Rata Share shall be thirty-three and fifty-seven one-hundredths percent (33.57%), representing a fraction, the numerator of which is the Net Rentable Area of both the Initial Space and the First Expansion Space and the denominator of which is the Net Rentable Area of the Building. Effective as of the Second Expansion Space Commencement Date, Tenant's Pro Rata Share shall be fifty and twenty-four one-hundredths percent (50.24%), representing a fraction, the numerator of which is the Net Rentable Area of the entire Premises and the denominator of which is the Net Rentable Area of the Building.

   K.  Rent: Base Rent and Additional Rent.

   L. Base Rent: The initial Base Rent for the Initial Space shall be Three Hundred Eleven Thousand Two Hundred Seventy-Two and 08/100 Dollars
($311,272.08) per annum ($25,939.34 per month) ($18.25 per square foot of Net Rentable Area in the Initial Space). The initial Base Rent (on a per square foot basis) for the First Expansion Space and for the Second Expansion Space shall be equal to the then current Base Rent (on a per square foot basis) for the Initial Space. The initial Base Rent set forth herein shall be subject to escalation pursuant to Section 6.02 hereof.

   M.  Broker: The Rome Group, Inc./Grubb & Ellis.

   N.  Landlord's Address for Notice:

        WEST*GROUP PROPERTIES LLC
        c/o G.T. Halpin
        1600 Anderson Road
        McLean, VA 22102

        with a copy to:

        WEST*GROUP MANAGEMENT LLC
        ATTN:  General Counsel
        1600 Anderson Road
        McLean, VA 22102

   O.   Landlord's Address for Payment:

        WEST*GROUP PROPERTIES LLC
        c/o WEST*GROUP MANAGEMENT LLC -- Accounting Dept.
        1600 Anderson Road
        McLean, VA 22102

   P.   Tenant's Address for Notice:

        At the Premises.

   Q. Deposit: The total amount of the Deposit shall be $77,133.64 to be paid in installments pursuant to terms of this paragraph. The initial Deposit shall be 25,939.34. Upon the First Expansion Space Commencement Date, Tenant shall be required to add to the Deposit $25,597.15. Upon the Second Expansion Space Commencement Date, Tenant shall be required to add to the Deposit an additional $25,597.15. The Deposit, and each installment thereof, shall be held by Landlord in accordance with the provisions of Article VII hereof.

   R.  Permitted Use: General office purposes.



                                   ARTICLE II

                          PREMISES AND QUIET ENJOYMENT



Section 2.01. Premises. Landlord hereby leases and demises to Tenant, and Tenant hereby leases and rents from Landlord, the Premises for the Term, together with the right to use in common with others the Common Areas, subject to all of the terms, covenants, and conditions contained herein and also subject to any easements, covenants, restrictions or agreements now or hereafter affecting the Project. The exterior walls, floor and ceiling and the area above and beneath the Premises are not demised hereunder, and the use thereof, together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wires, tunnels, sewers and structural elements leading through the Premises in locations which will not materially interfere with Tenant's use thereof and serving other parts of the Project are hereby reserved to Landlord. Tenant hereby acknowledges that the remainder of the Building will be undergoing substantial renovation during the Term, thereby resulting in substantial traffic of workers into and from the Building and noise related thereto. Landlord agrees to use commercially reasonable efforts to minimize any disruption to Tenant's business which may be caused by the foregoing activities.

Section 2.02. Quiet Enjoyment. Provided that Tenant fully and timely performs all the terms of this Lease on Tenant's part to be performed, including payment by Tenant of all Rent, Tenant shall peaceably and quietly have, hold and enjoy the Premises during the Term without hindrance, disturbance or molestation from or by Landlord, subject, however, to Section 2.01 and Article XIX hereof, and any and all deeds of trust, mortgages, restrictive covenants, easements, governmental ordinances and other encumbrances now or hereafter affecting the Project.

                                  ARTICLE III

                                    PARKING



Landlord hereby grants to Tenant a license to use in common with other tenants of the Building and with the public, those portions of the Project designated for parking by Landlord from time to time. Tenant, together with its agents, employees and invitees, shall have the right, at no cost to Tenant, to use 3.5 of the foregoing parking spaces for each 1,000 square feet of space leased by Tenant. Parking shall be free of charge during the original Term and the Renewal Term described in Rider No. 1 hereto (to the extent Tenant exercises its right to renew the Term pursuant to said Rider).


                                   ARTICLE IV

                                  IMPROVEMENTS



Landlord agrees to construct the "Landlord Improvement Work" and the "Tenant Improvement Work", as the same are described in the Work Agreement attached hereto as Exhibit E. Except for the construction of the aforesaid improvements, Tenant agrees to accept the Premises in "as is" condition.


                                   ARTICLE V

                   COMMENCEMENT DATE; DELIVERY OF POSSESSION



Section 5.01. Commencement Date.

   A. The Commencement Date for the Initial Space shall be the date set forth in Section 1.01.E hereof. The Commencement Date for the First Expansion Space and the Second Expansion Space shall be the earlier of: (i) the date such Phase is deemed available for occupancy pursuant to Section 5.01.B hereof, or (ii) the date Tenant, or anyone claiming by, through or under Tenant, occupies that Phase of the Premises for the purpose of conducting Tenant's (or such other person's) business therein. Notwithstanding the foregoing, in no event shall the First Expansion Space Commencement Date occur prior to April 1, 1998, nor shall the Second Expansion

Space Commencement Date occur prior to April 1, 1999, unless otherwise agreed to in writing by both Landlord and Tenant.

   B. Tenant agrees to accept the Initial Space in "as is" condition. The First Expansion Space and the Second Expansion Space shall be deemed available for occupancy as soon as the Landlord Improvement Work and the Tenant Improvement Work for such Phase have been substantially completed and Landlord has obtained the non-residential use permit therefor.

   C. Notwithstanding anything to the contrary contained in this Article V, if there is a delay in the availability for occupancy of the First Expansion Space or the Second Expansion Space due to Tenant Delay, then such Phase shall be deemed available for occupancy on the date on which that Phase would have been available for occupancy but for such Tenant Delay, even though the construction of Tenant Improvement Work for such Phase has not been completed. As used herein, the term "Tenant Delay" shall include any action or omission by Tenant, or Tenant's agents, contractors, representatives, licensees and the like, which delays Landlord's completion of its work.

Section 5.02. Commencement Notice. When the Commencement Date for each of the First Expansion Space and the Second Expansion Space has been determined by Landlord in accordance with the provisions of this Article V, Landlord and Tenant shall execute a Commencement Notice in the form attached hereto as Exhibit C; provided, however, that the failure of Landlord to prepare and present the Commencement Notice to Tenant, or Tenant's failure to execute the same shall not relieve Tenant of its liability hereunder.

Section 5.03. Entry by Tenant. Tenant may not enter or occupy any portion of the Premises prior to the applicable Commencement Date without Landlord's express written consent. Any early entry by Tenant shall be subject to all of the terms of this Lease, but no such early entry shall change the applicable Commencement Date or the Expiration Date of this Lease.

Section 5.04. Occupancy. Occupancy of any Phase of the Premises, or anyone claiming by, through or under Tenant, for the conduct of (or the preparation to conduct) Tenant's, or such other person's, business therein shall be conclusive evidence that Tenant, and all parties claiming by, through or under Tenant, (a) have accepted that Phase of the Premises as suitable, (b) have accepted the Common Areas as being in a good and satisfactory condition, and (c) have waived any defects in that Phase of the Premises and the Project.

                                   ARTICLE VI

                                      RENT



Section 6.01. Base Rent. Tenant hereby covenants and agrees to pay to Landlord, during the Term, Base Rent, in equal monthly installments, in advance, on the first day of each calendar month during the Term; provided, however, that the first monthly installment shall be paid in advance on the date of Tenant's execution of this Lease and applied to the first monthly installment of Base Rent coming due hereunder. Tenant's obligation to pay Rent shall survive the termination or expiration of this Lease.

Section 6.02. Base Rent Escalation. On the first (1st) anniversary of the Initial Space Commencement Date, and on each anniversary thereafter during the Term (each of such dates being hereinafter referred to as an "Adjustment Date"), the Base Rent shall be increased by an amount equal to the product of
(i) the Base Rent in effect immediately prior to the Adjustment Date then at hand (disregarding any rental abatement then in effect), and (ii) three percent (3%). The Base Rent, as adjusted, shall be due and payable as of such Adjustment Date and on the first (1st) day of each month thereafter until the next Adjustment Date or the end of the Term, as applicable.

Section 6.03. Definitions and Payments. All sums of money or charges required to be paid by Tenant under this Lease other than Base Rent shall be deemed Additional Rent hereunder and all remedies applicable to the non-payment of Base Rent shall be applicable thereto. All Rent shall be paid without prior notice or demand therefor, and without any counterclaim, set-off, deduction, recoupment, credit or defense whatsoever, it being understood and agreed that Tenant's covenant to pay the Rent is hereby deemed to be, and shall be, independent of the obligations of Landlord hereunder. All Rent payable by Tenant to Landlord hereunder shall be payable in immediately available funds. Any Additional Rent that relates to any default by Tenant shall be deemed payable on the first day of the month next following such default except as otherwise provided in this Lease. No payment by Tenant or receipt by Landlord of a lesser amount than the amount then due of any sum required to be paid hereunder by Tenant shall be deemed to be other than on account of the earliest amount of such obligation then due. No endorsement or statement on any check or letter or other communication accompanying a check for payment of any Rent shall be deemed an accord and satisfaction. No receipt and/or acceptance by

Landlord of any sums shall be deemed a waiver of any default by Tenant.

Section 6.04. Late Payment Charges and Interest. Tenant shall pay a late charge of five percent (5%) of the amount of any installment of Rent not paid within five (5) days of the due date. However, if during the Term, Tenant remits Rent payments later than the fifth (5th) day after the applicable due date two (2) times, Landlord shall thereafter have the right to invoke its late charge as of the expiration of the applicable due date. In addition to the foregoing late charge, all past due payments of Rent shall bear interest from the due date until paid at the rate ("Interest Rate") which is four percent (4%) above the prime rate of interest from time to time publicly announced by Crestar Bank, or any successor thereof; provided, however, the interest sought to be imposed shall not exceed the maximum rate permitted under Federal law or under the laws of the Commonwealth of Virginia. Payment of a late charge and interest shall not cure such default.

Section 6.05. Rental Abatement. Notwithstanding anything to the contrary set forth in this Article VI, Landlord shall abate Rent for the period extending from the Commencement Date for the Initial Space through July 25, 1997.


                                  ARTICLE VII

                                    DEPOSIT



Section 7.01. Security Deposit. Tenant agrees to pay Landlord the Deposit (which may be paid via letter of credit, in form reasonably acceptable to Landlord) upon execution of this Lease as security for the faithful performance by Tenant of the terms and covenants of this Lease. The Deposit shall not be deemed by Tenant to constitute Rent for any period. The Deposit, without interest, shall be repaid to Tenant after the termination of this Lease, provided Tenant shall have made all such payments and performed all such terms and conditions required by the Lease. Upon any Default by Tenant hereunder, all or part of the Deposit may, at any time and from time to time and in Landlord's sole discretion, be applied on account of such Default and thereafter Tenant shall restore the resulting deficiency in the Deposit within ten (10) days after Landlord's application thereof.

Section 7.02. Liability for Deposit. In no event shall any transferee of any interest of Landlord in the Project or any portion thereof, have any liability or obligation whatsoever to Tenant or Tenant's successors or assigns for the return of all or any part of the Deposit unless, and then only to the extent that, such transferee acknowledges receipt of all or any part of Tenant's Deposit.


                                  ARTICLE VIII

                              SERVICES OF LANDLORD



Section 8.01. Services.

   A. Provided Tenant is not in Default under the terms of this Lease, during the Term Landlord shall furnish Tenant with the following services and facilities: (i) Elevator service from 8:00 a.m. to 7:00 p.m. except Saturday, Sunday and holidays, with one elevator subject to call at all other times; (ii) Heat and/or air conditioning twenty-four (24) hours per day, 365 days per year,
(iii) Electric current, water, public lavatory facilities and supplies; and
(iv) Janitorial services, Monday through Friday, excepting holidays.

   B. If Tenant requires services (such as cleaning services) routinely supplied by Landlord for hours or days in addition to the hours and days specified in Section 8.01.A (either on a continuous or non-continuous basis), Landlord shall make reasonable efforts to provide such additional service after reasonable prior written request therefor from Tenant, and Tenant shall reimburse Landlord for such additional service.

   C. Electricity provided to Tenant's supplementary HVAC system serving Tenant's computer room shall be submetered by Landlord. The cost of supplying electricity to the supplemental HVAC system, as reflected on the submeter, shall be paid by Tenant to Landlord on a monthly basis as Additional Rent. In addition, if Tenant's requirements for or consumption of electricity exceeds what is customarily needed to power standard office equipment, such as typewriters and desk top computers, Landlord shall, at Tenant's expense, make reasonable efforts to supply such service through the then existing feeders and risers serving the Building and the Premises and shall bill Tenant periodically for such additional service.

Section 8.02. Utility Suppliers. Landlord's obligation to furnish electrical and other utility services shall be subject to the rules and regulations of the supplier of such electricity or other utility services and the rules and regulations of any municipal or other governmental authority regulating the business of providing electricity and other utility services.

Section 8.03. No Abatement. No failure to furnish, or any stoppage of, the services referred to in this Article VIII resulting from any cause shall make Landlord liable in any respect for damages to any person, property or business, or be construed as an eviction of Tenant, or entitle Tenant to any abatement of Rent (other than as set forth in the following sentence) or other relief from any of Tenant's obligations under this Lease. Notwithstanding the foregoing, in the event any of the services referred to in this Article VIII is stopped as a result of the gross negligence of Landlord, and such stoppage prevents Tenant from conducting business, at the Premises, Landlord shall use commercially reasonable efforts to restore such service, and shall abate Rent until such service is restored.


                                   ARTICLE IX

                                OPERATING COSTS



Section 9.01. Tenant's Operating Costs Payment. Tenant shall pay to Landlord, as Additional Rent, for each year or fractional year during the Term an amount ("Tenant's Operating Costs Payment") of money equal to Tenant's Pro Rata Share of Operating Costs (as hereinafter defined) in excess of the Base Operating Costs (as hereinafter defined), such amount to be calculated and paid as follows:

   A. At the beginning of calendar year 1999 and each calendar year thereafter during the Term (or as soon thereafter as is practicable), Landlord shall furnish Tenant with an estimate ("Estimate") of Tenant's Operating Costs Payment for the forthcoming year. On the first day of each calendar month during such year (other than as hereinafter set forth in this paragraph A), Tenant shall pay to Landlord one-twelfth (1/12th) of Tenants estimated Operating Costs Payment as shown on the Estimate. If for any reason Landlord has not provided Tenant with the Estimate at the beginning of any year during the Term, then Tenant shall continue to pay Tenant's Operating Costs Payment payable for the previous year, and promptly after receipt of Landlord's Estimate, Tenant shall pay to Landlord any deficiency between the amounts actually paid for such year and the amount due in accordance with

Landlord's Estimate for such year. The foregoing notwithstanding, Landlord shall have the right from time to time during any year to adjust such Estimate. Notwithstanding the foregoing, Tenant shall not be liable for Tenant's Operating Costs Payment (or the Estimate thereof) until the first (1st) anniversary of the Initial Space Commencement Date.

   B. At the beginning of calendar year 2000 and all subsequent calendar years during the Term (or as soon thereafter as is practicable), Landlord shall furnish Tenant with a statement of the actual Operating Costs for the preceding year. Within thirty (30) days after Landlord's delivery of such statement, Tenant shall make a lump sum payment to Landlord in the amount, if any, by which Tenant's Pro Rata Share of Operating Costs for such preceding year as shown on Landlord's statement, exceeds the aggregate of the monthly installments of Tenant's Operating Costs Payments paid during such preceding year. If Tenant's Pro Rata Share of Operating Costs, as shown on Landlord's statement, is less than the aggregate of the monthly installments actually paid by Tenant during such preceding year, then Landlord shall apply such amount to the next accruing installment(s) of Additional Rent due from Tenant under this
Section 9.01 until fully credited to Tenant. Landlord's and Tenant's obligations under this Article IX shall survive the expiration or earlier termination of this Lease.

   C. A pro rata adjustment shall be made to Tenant's Pro Rata Share of Operating Costs for the years in which the term of the Lease begins and ends, as necessary. The provisions of this Section 9.01 shall survive the Expiration Date or any sooner termination provided for in this Lease.

Section 9.02. Operating Costs. For purposes of this Lease, the term "Operating Costs" shall mean any and all expenses, costs and disbursements of every kind which Landlord pays, incurs or becomes obligated to pay in connection with the operation, management, repair and maintenance of all portions of the Project. All Operating Costs shall be determined according to generally accepted accounting principles which shall be consistently applied. Operating Costs include, but are not limited to, the following: (a) Wages, salaries, and fees of all personnel or entities engaged in the operation, repair, maintenance, or security of the Project; (b) Cost of performance by Landlord's personnel of, or of all service agreements for, maintenance, janitorial services, access control, alarm service, window cleaning, elevator maintenance and landscaping for the Project; (c) All utilities for the Project, including water, sewer, power, electricity, gas, fuel and lighting; (d) Cost of all insurance for the Project which Landlord may carry from time to time including, without limitation, insurance against vandalism, fire and extended coverage insurance and liability insurance, together with all appraisal and consultants' fees in connection with such insurance; (e) All Taxes (as hereinafter defined); (f) Legal and accounting costs incurred by Landlord or paid by Landlord to third parties (exclusive of legal fees with respect to disputes with individual tenants, negotiations of tenant leases, or with respect to the ownership rather than the operation of the Project); (g) Cost of non-capitalized repairs and general maintenance of the Project; (h) Project management office rent or rental value; (i) A management fee equal to five percent (5%) of the total Rent for such year, and all items reimbursable to the Project manager, if any, pursuant to any management contract for the Project; and (j) Amortization of the cost of improvements or equipment which are capital in nature and which (1) are for the purpose of reducing Operating Costs of the Project, up to the amount saved as a result of the installation thereof, as reasonably estimated by Landlord, or (2) enhance the Project for the general benefit of tenants or occupants thereof, or (3) are required by any governmental authority, or (4) replace any building equipment needed to operate the Project at the same quality levels as prior to the replacement, or (5) are customarily considered to be operating costs in the real estate industry notwithstanding the capital nature thereof under generally accepted accounting principles. All such costs, including interest, shall be amortized on a straight-line basis over the useful life of the capital investment items, as reasonably determined by Landlord, but in no event beyond the reasonable useful life of the Project as a first-class office project. If any amounts comprising Operating Costs are incurred not just with respect to the Project, but also with respect to one or more other buildings or areas outside the Project, then Landlord shall reasonably and equitably allocate such amounts between the Project and such other buildings or areas.

For purposes hereof, the term "Taxes" shall mean (i) all taxes, assessments, and other governmental charges, applicable to or assessed against the Project or any portion thereof, or applicable to or assessed against Landlord's personal property used in connection therewith, whether Federal, state, county, or municipal and whether assessed by taxing districts or authorities presently taxing the Project or the operation thereof or by other taxing authorities subsequently created, or otherwise, and (ii) any reasonable expenses incurred by Landlord in contesting any taxes or the assessed valuation of all or any part of the Project. If at any time during the Term Landlord shall be required to pay any charge which is based upon rents from the Project, or the transactions represented by leases or the occupancy or use of the

Project, such charges shall be deemed to be Taxes; provided, however, that any
(i) franchise, corporation, income or net profits tax, unless substituted for real estate taxes or imposed as additional charges in connection with the ownership of the Project, which may be assessed against Landlord or the Project or both, (ii) transfer taxes assessed against Landlord or the Project or both,
(iii) penalties or interest on any late payments of Landlord, and (iv) personal property taxes of Tenant or other tenants in the Project shall be excluded from Taxes.

"Operating Costs" shall not include (i) expenses for which Landlord actually receives reimbursement from insurance, condemnation awards, other tenants or any other sources; (ii) expenses incurred in leasing, procuring or negotiating with tenants (including lease commissions, advertising expenses and expenses of renovating space for tenants), or expenses incurred in connection with tenant disputes; (iii) principle, interest or other finance charges made on any mortgages or other debt by Landlord; (iv) net basic rents under ground leases; (v) costs specially billed to and paid by specific tenants; (vi) salaries, wages or other compensation paid to officers or executives of Landlord; (vii) costs, fines or penalties incurred due to a violation by Landlord of any legal requirement; (viii) costs arising from the presence of Hazardous substances on or about the Project, unless the presence of such Hazardous Substances is caused by the acts or omissions of Tenant, or its agents, employees, contractors, licensees or invitees; or (ix) costs associated with the Landlord Improvement Work. There shall be no duplication of costs or reimbursement.

Section 9.03. Base Operating Costs. As used herein, the term "Base Operating Costs" shall mean and refer to all Operating Costs accruing during 1998 ("Base Year").

Section 9.04. Adjustments. If the Building is not fully occupied (meaning one hundred percent (100%) of the Net Rentable Area of the Building) during any full or fractional year of the Term, the actual Operating Costs shall be adjusted for such year to an amount which Landlord estimates would have been incurred in Landlord's reasonable judgment had the Building been fully occupied. Additionally, if Landlord effects a change in either the number of square feet of Net Rentable Area in the Premises or in the Building, Tenant's Share of Operating Costs shall be adjusted, effective as of the date of any such change.

                                   ARTICLE X

                                  ALTERATIONS


Section 10.01. Alterations. Tenant shall not make or cause to be made any alterations, repairs, additions or improvements in or to the Premises without Landlord's prior written consent, which consent may be withheld in Landlord's sole and absolute discretion. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to make strictly decorative alterations or to rearrange trade fixtures without obtaining Landlord's prior consent.

Section 10.02. Mechanic's Liens. In the event that any mechanic's lien is filed against the Premises or the Project as a result of any services or labor provided, or materials furnished, by or on Tenant's behalf, or claimed to have been provided by or on Tenant's behalf, Tenant shall (i) immediately notify Landlord of such lien, and (ii) within ten (10) calendar days after the filing of any such lien, discharge and cancel such lien of record, by payment or bonding in accordance with the laws of the Commonwealth of Virginia, all at Tenant's sole cost and expense.

Section 10.03. Removal. All leasehold improvements (including the improvements described in the Work Agreement), alterations and other physical additions made to the Premises shall be Landlord's property and shall not be removed from the Premises. Notwithstanding the foregoing, upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant's expense, remove any of the foregoing items (excluding the improvements described in the Work Agreement) from the Premises if Landlord gives Tenant written notice to do so. Landlord hereby grants Tenant the right to remove, upon the termination or expiration of this Lease, (i) the emergency generator (and associated equipment) described in
Section 12.07 hereof, and (ii) the supplementary HVAC system serving Tenant's computer room. Tenant shall promptly repair or reimburse Landlord for the cost of repairing all damage done to the Premises by such removal.

                                    REPAIRS



Section 11.01. By Landlord. Landlord shall perform all maintenance and make all repairs and replacements to the Premises. In addition to paying Landlord for Tenant's Pro Rata Share of Operating Costs pursuant to Article IX hereof, Tenant shall pay to Landlord the actual cost, including a fee (in an amount not to exceed 5% of such cost) to cover Landlord's overhead, for (a) all maintenance, repairs and replacements within the Premises which are not charged as Operating Costs (other than repairs and replacements necessitated by the willful misconduct or gross negligence of Landlord or its agents, employees, contractors, invitees or licensees to the extent the cost thereof is not collectible under Tenant's insurance, or, if Tenant is not carrying all of the insurance described in Section 13.02, to the extent such cost would not be covered by the insurance described in Section 13.02 if the same were in effect), and (b) all repairs and replacements necessitated by damage to the Project (including the Building structure and the central Building systems within the Premises) caused by the Tenant or its agents, employees, contractors, invitees and licensees but only to the extent the cost thereof is not collected under Landlord's insurance. Amounts payable by Tenant pursuant to this Section 11.01 shall be payable on demand after receipt of an invoice therefor from Landlord. Landlord has no obligation and has made no promise to maintain, alter, remodel, improve, repair, decorate, or paint the Premises or any part thereof, except as specifically set forth in this Lease. In no event shall Landlord have any obligation to maintain, repair or replace any furniture, furnishings, fixtures or personal property of Tenant.

Section 11.02. By Tenant. Tenant shall keep the Premises (including the initial improvements) in good order and in a safe, neat and clean condition. Tenant shall not perform any maintenance or repair work or make any replacement in or to the Premises, but rather shall promptly notify Landlord of the need for such maintenance, repair or replacement so that Landlord may proceed to perform the same pursuant to the provisions of Section 11.01.

                                  ARTICLE XII

                         CONDUCT OF BUSINESS BY TENANT



Section 12.01. Use of Premises. Tenant shall use and occupy the Premises during the Term solely for the Permitted Use set forth in the Basic Lease Information and for no other purpose. Tenant specifically agrees that the basement portion of the Premises is the only portion thereof which may be used for the storage of personal property. If any governmental licenses or permits shall be required for the proper and lawful conduct of Tenant's business in the Building, then Tenant shall procure and maintain same at Tenant's expense.

Section 12.02. Operation of Business. Tenant warrants, represents, covenants and agrees that, in the operation of its business within the Premises, Tenant will (i) pay before delinquency, any and all taxes, assessments and public charges levied, assessed or imposed upon Tenant's business, Tenant's leasehold interest or upon Tenant's fixtures, furnishings or equipment in the Premises, and pay when due all such license fees, permit fees and charges of a similar nature for the conduct by Tenant or any subtenant; (ii) observe the Rules and Regulations attached hereto as Exhibit D and all other reasonable rules and regulations established by Landlord from time to time, provided Tenant shall be given notice thereof; and (iii) not use any space outside the Premises for storage or any other undertaking.

Section 12.03. Care of Premises. Tenant shall not move any safe, heavy machinery, heavy equipment, or fixtures into or out of the Premises without Landlord's prior written consent, which shall not be unreasonably withheld. Tenant agrees that it will not place a load on the floor exceeding the floor load per square foot which such floor was designed to carry, and will not install, operate or maintain in the Premises any heavy equipment except in such manner as to achieve a proper distribution of weight.

Section 12.04. Signage. Tenant shall have the right to install and maintain one
(1) sign on the facade of the Building in accordance with the terms of Exhibit F attached hereto. Tenant shall have no right to install any other sign on the Project without the prior written consent of Landlord. Upon termination of this Lease, Tenant shall remove any sign installed pursuant to this Section 12.04, and shall repair any damage caused thereby. Landlord agrees to provide Tenant with its Pro Rata Share of directory space on the directory board located in the Building lobby.

Section 12.05. Legal Requirements. Tenant shall, at its own expense, comply with all laws, orders, ordinances and regulations of Federal and local authorities and with directions of public rules, recommendations, requirements and regulations of the Board of Fire Underwriters, Landlord's insurance companies and any other organization establishing insurance rates in the geographical area where the Building is located, respecting all matters of occupancy, condition or maintenance of the Premises, whether such orders or directions shall be directed to Tenant or Landlord. Wherever the term "legal requirements" appears in this Lease, such terms shall be deemed to be, and include, the requirements hereinabove set forth. Landlord agrees to deliver the Premises to Tenant in compliance with all applicable legal requirements.

Section 12.06. Satellite Dish. To the extent legally permitted, Tenant shall have the nonexclusive right to install a satellite dish, not more than SIX (6) feet in diameter, on the roof of the Building, in a location mutually acceptable to Landlord and Tenant. Tenant shall coordinate the installation of, and access to, the satellite dish with Landlord's property manager, and shall perform the installation in accordance with Landlord's guidelines. The installation of the satellite dish shall be completed in a workmanlike manner and in accordance with all applicable laws and regulations. Tenant shall install the satellite dish using a nonpenetrating roof mount, and shall comply with all roof and floor load limitations. Tenant shall. be solely responsible for obtaining any permits or licenses necessary to install the satellite dish, and shall indemnify Landlord for any costs which Landlord might incur due to the installation, operation and maintenance thereof. Tenant shall cause its general liability and casualty policies to cover the satellite dish and related equipment. Upon the expiration or termination of this Lease, Tenant shall remove the satellite dish at Tenant's sole cost and expense, and shall restore the Project to its original condition; and, if Tenant fails to remove the same, then the satellite dish shall be deemed abandoned, and Landlord may cause the same to be removed, and the Project to be restored, at Tenant's expense, which expense shall be considered Additional Rent. If the real estate taxes or insurance premiums for the Building are increased as a result of the installation of the satellite dish, then Tenant shall pay its share of any such increase directly attributable to such installation upon receipt of adequate documentation. Notwithstanding the terms of this Section 12.06, Landlord makes no representations as to whether a satellite dish is presently permitted under the current zoning ordinances affecting the Project.

Section 12.07. Emergency Generator. To the extent legally permitted, Tenant shall have the nonexclusive right to install an emergency generator and associated equipment on the Land, in a location selected by Landlord. Tenant shall coordinate the installation of, and access to, the emergency generator with Landlord's property manager, and shall perform the installation in accordance with Landlord's guidelines. The installation of the emergency generator shall be completed in a workmanlike manner and in accordance with all applicable laws and regulations. Tenant shall be solely responsible for obtaining any permits or licenses necessary to install the emergency generator, and shall indemnify Landlord for any costs which Landlord might incur due to the installation, operation and maintenance thereof. Tenant shall cause its general liability and, casualty policies to cover the emergency generator and related equipment. Upon the expiration or termination of this Lease, Tenant shall remove the emergency generator at Tenant's sole cost and expense, and shall restore the Project to its original condition; and, if Tenant fails to remove the same, then the emergency generator shall be deemed abandoned, and Landlord may cause the same to be removed, and the Project to be restored, at Tenant's expense, which expense shall be considered Additional Rent. If the real estate taxes or insurance premiums for the Building are increased as a result of the installation of the emergency generator, then Tenant shall pay its share of any such increase directly. attributable to such installation upon receipt of adequate documentation. Notwithstanding the terms of this Section 12.07, Landlord makes no representations as to whether an emergency generator is presently permitted under the current zoning ordinances affecting the Project.


                                  ARTICLE XIII

                            INSURANCE AND INDEMNITY


Section 13.01. Insurance to be Procured by Landlord. Landlord agrees, during the term hereof, to obtain and maintain in effect at all times, fire and extended coverage insurance (or broader insurance coverage) insuring the Building, including all enclosed Common Areas therein. Such insurance shall be issued by an insurance company licensed to do business in the Commonwealth of Virginia.

Section 13.02. Insurance to be Procured by Tenant. Tenant, at Tenant's sole cost and expense, shall obtain and maintain in effect at all times during the term of this Lease, policies providing for the following coverage:

   A. Property Insurance. Policies of insurance covering Tenant's fixtures and equipment installed and located in the Premises, and in addition thereto, covering all of the furnishings, merchandise and other contents in the Premises, for the full replacement value of said items. Coverage should at least insure against any and all perils included within the classification "Fire and Extended Coverage" under insurance industry practice in the Commonwealth of Virginia, together with insurance against vandalism, malicious mischief and sprinkler leakage or other sprinkler damage. Any and all proceeds of such insurance, so long as the Lease shall remain in effect, shall be used only to repair or replace or pay for the items so insured.

    B. Liability Insurance. A policy of commercial general liability insurance, naming Landlord and any mortgagee of the Project as additional insureds, protecting against any liability occasioned by any occurrence on or about any part of the Project or the Premises, and containing contractual liability coverage, with such policies to be in the minimum amount of Five Million and NO/100 Dollars ($5,000,000.00), combined single limit, written on an occurrence basis. In the event that it becomes customary for a significant number of tenants of commercial office buildings in the area to be required to provide liability insurance policies to their landlords with coverage limits higher than the foregoing limits, then Tenant shall be required on demand of Landlord to obtain insurance policies the limits of which are not less than the then customary limits.

   C. Tenant's Worker's Compensation Insurance. Tenant shall, during the entire term hereof, keep in full force and effect, worker's compensation or similar insurance affording statutory coverage and containing statutory limits as required under the local worker's compensation or similar statutes.

Section 13.03. General Provisions. All insurance policies herein to be procured by Tenant shall (i) be issued by good and solvent insurance companies licensed to do business in the Commonwealth of Virginia and having a Best's Rating of A:XII or better; (ii) be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry; (iii) insure and name Landlord and any mortgagee of the Project as additional insureds as their respective interests may appear; all such policies shall contain a provision that although Landlord and such mortgagees are named insureds, Landlord and such mortgagees shall nevertheless be entitled to recover under said policies for any loss, injury or damage to Landlord, such mortgagees or their servants, agents and employees by reason of the act or negligence of Tenant; and (iv) shall contain an express waiver of any right of subrogation by the insurance company against Landlord or Landlord's agents and employees. Neither the issuance of any insurance policy required hereunder, nor the minimum limits specified herein with respect to Tenant's insurance coverage, shall be deemed to limit or restrict in any way Tenant's liability arising under or out of this Lease. With respect to each and every one of the insurance policies herein required to be procured by Tenant, on or before the Initial Space Commencement Date and before any such insurance policy shall expire, Tenant shall deliver to Landlord a duplicate original, a certified copy or a certificate of insurance of each such policy or renewal thereof, as the case may be, together with evidence of payment of all applicable premiums. Any insurance required to be carried hereunder may be carried under a blanket policy covering the Premises and other locations of Tenant, and if Tenant includes the Premises in such blanket coverage, Tenant shall deliver to Landlord, as aforesaid, a duplicate original or certified copy of each such insurance policy, or a certificate evidencing such insurance coverage on the Premises. Each and every insurance policy required to be carried hereunder by or on behalf of Tenant shall provide (and any certificate evidencing the existence of each such insurance policy shall certify) that, unless Landlord shall first have been given thirty (30) days prior written notice thereof: (i) such insurance policy shall not be canceled and shall continue in full force and effect, (ii) the insurance carrier shall not, for any reason whatsoever, fail to renew such insurance policy, and (iii) no material changes may be made in such insurance policy. The term "insurance policy" as used herein shall be deemed to include any extensions or renewals of such insurance policy. In the event that Tenant shall fail promptly to furnish any insurance coverage hereunder required to be procured by Tenant, Landlord, at its sole option, shall have the right to obtain the same and pay the premium therefor for a period not exceeding one (1) year in each instance, and the premium so paid by Landlord together with an administrative fee of eighteen percent (18%) of such premium shall be immediately payable by Tenant to Landlord as Additional Rent.

Section 13.04. Insurance Requirements. Tenant shall not do or permit to be done any act or thing upon the Premises that will invalidate or be in conflict with fire insurance policies covering the Project or any part thereof, including all Common Areas, or fixtures and property therein, or any other insurance policies or coverage referred to above in this section; and Tenant shall promptly comply with all rules, orders, regulations, or requirements, of the Insurance Services Office having jurisdiction, or any similar body, in the case of such fire insurance policies, and shall not do, or permit anything to be done, in or upon the Premises, or bring or keep anything therein, which shall increase the rate of fire insurance on the Project or on any property, including all Common Areas, located therein, or increase the rate or rates of any other insurance referred to hereinabove applicable to the Project or any portion thereof. If by reason of failure of Tenant to comply with the provisions of this Section, the fire insurance rate, or the rate or rates of any other insurance coverage referred to above, shall at any time be higher than it otherwise would be, and if Landlord, at such time is obligated to, or has elected to, obtain and maintain in effect any such insurance coverage, then Tenant shall reimburse Landlord on demand as Additional Rent for that part of all premiums for any insurance coverage that shall have been charged because of such violation by Tenant and which Landlord shall have paid on account of an increase in the rate or rates in its own policies of insurance. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or "make-up" of rate for the Premises issued by the Insurance Services Office having jurisdiction, or similar body making fire insurance rates for the Premises or property, in the case of the aforesaid fire insurance, policies, and, the respective body or bureau establishing rates in the case of all of the other aforesaid insurance policies, shall be conclusive evidence of the facts therein stated and of the several items and changes in the fire insurance rate and other insurance rates then applicable to the Project.

Section 13.05. Indemnification. Tenant hereby waives all claims against Landlord for damage to any property or injury to, or death of, any person in, upon, or about the Project, including the Premises, arising at any time and from any cause other than solely by reason of the negligence or willful misconduct of Landlord, its agents, employees, representatives, or contractors. Tenant shall, and hereby agrees to, indemnify and hold Landlord harmless from any damage to any property or injury to, or death of, any person arising from the condition of the Project or the use or occupancy of the Building and the Premises by Tenant, its agents, employees, representatives, contractors, successors or assigns, licensees or invitees, unless such damage is caused solely by the negligence or willful misconduct of Landlord, its agents, employees, representatives or contractors. Tenant's foregoing indemnity shall include reasonable attorneys' fees, investigation costs, and all other reasonable costs and expenses incurred by Landlord in any connection therewith. The provisions of this Article XIII shall survive the termination of this Lease with respect to any occurrence prior to such termination and any resulting damage, injury or death. If Landlord is made a party to any litigation commenced by or against Tenant or relating to this Lease or to the Premises, and provided that in any such litigation Landlord is not finally adjudicated to be primarily at fault, then Tenant shall pay all costs and expenses, including court costs and reasonable attorneys' fees, incurred by or imposed upon Landlord because of any such litigation, and the amount of all such costs and expenses, including actual but not unreasonable attorneys' fees and court costs, shall be a demand obligation owing by Tenant to Landlord.

Section 13.06. Mutual Waiver of Claims. Landlord and Tenant each hereby release and relieve each other, and waive their entire right to recovery against the other, for loss or damage insured by the casualty policies required herein or any other casualty policies actually held by either Landlord or Tenant, whether due to the negligence, respectively, of Landlord or Tenant, or their agents, employees, contractors, licensees or invitees. Landlord and Tenant shall cause their respective casualty policies to contain a provision acknowledging the foregoing waiver of claims.


                                  ARTICLE XIV

                            DESTRUCTION OF PREMISES


Section 14.01. Destruction of Premises. Tenant shall give prompt notice to Landlord in case of any fire or other damage or casualty to the Premises or the Building. If the Premises or the Building shall be damaged by fire or other casualty, then Landlord may terminate this Lease by notice given within ninety
(90) days after such event. In addition, Landlord shall notify Tenant, in writing, within ninety (90) days after the date the damage occurred, if Landlord has reasonably determined that it will take more than one hundred eighty (180) days from the date the damage occurred to rebuild the Premises, whereupon Tenant shall have the right to terminate this Lease upon written notice to Landlord delivered not more than thirty (30) days after Landlord delivers said notice to Tenant. In the event this Lease is terminated as provided in this Section 14.01: (i) the entire proceeds of the insurance provided for in Section 13.01 hereof shall be paid by the insurance company or companies directly to Landlord and shall belong to, and be the sole property of, Landlord, (ii) the portion of the proceeds of the insurance provided for in Section 13.02 which is insuring leasehold improvements and any other items which, by the terms of the Lease, rightfully belong to the Landlord upon the termination of the Lease by whatever cause shall be paid by the insurance company or companies directly to Landlord, and shall belong to, and be the sole property of, Landlord, (iii) Tenant shall immediately vacate the Premises in accordance with this Lease, (iv) all Rent shall be apportioned and paid to the date on which possession is relinquished or the date of such damage, whichever last occurs, and (v) Landlord and Tenant shall be relieved from any and all further liability or obligation hereunder except as expressly provided in this Lease. Tenant hereby waives any and all rights to terminate this Lease that it may have, by reason of damage to the Premises by fire or other casualty, pursuant to any presently existing or hereafter enacted statute or pursuant to any other law.

Section 14.02. Obligation to Rebuild. If all or any portion of the Premises is damaged by fire or other casualty and this Lease is not terminated in accordance with the provisions of Section 14.01 above, then all insurance proceeds under the policies referred to in Sections 13.01 and 13.02 hereof that are recovered on account of any such damage by fire or casualty shall be made available for the payment of the cost of repair, replacing and rebuilding, and as soon as practicable after such damage occurs Landlord shall, using the proceeds provided for by Section 13.01 (and, to the extent applicable, proceeds from insurance policies provided for by Section 13.02) hereof, repair or rebuild the Premises or such portion thereof to its condition immediately prior to such occurrence to the extent the cost therefor is fully funded by insurance proceeds. In no event shall Landlord be obligated to repair or replace Tenant's movable trade fixtures, equipment or personalty. In addition, Tenant shall, using the remaining proceeds of the insurance proceeds from policies provided for in Section 13.02 hereof, repair, restore and replace Tenant's movable trade fixtures, personalty and equipment. If the aforesaid insurance proceeds under the insurance provided for in Section 13.02 hereof shall be less than the cost of repairing or replacing Tenant's movable trade fixtures, equipment and personalty, or other items required to be insured by Tenant pursuant to Section
13.02 hereof, Tenant shall pay the entire excess cost thereof; and if such insurance proceeds shall be greater than the cost of such repair, restoration, replacement or rebuilding, the excess proceeds shall belong to, and be the property of, Tenant.

Section 14.03. Rent Abatement. In the event of any repair or rebuilding pursuant to the provisions of Section 14.02 hereof, then there shall be abated an equitable portion of the Rent during the existence of such damage, based upon the portion of the Premises from which Tenant is then unable to conduct its business, and the duration thereof; provided, however, that if, due to the extent, location or nature of the casualty, Tenant is unable to conduct its business in the entire Premises, then the Rent due for the entire Premises shall be abated during the existence of such damage. Except as may be specifically set forth in this Article XIV, Landlord shall not be liable or obligated to Tenant to any extent whatsoever by reason of any fire or other casualty damage to the Premises, or any damages suffered by Tenant by reason thereof, or the deprivation of Tenant's possession of all or any part of the Premises.


                                   ARTICLE XV

                                  CONDEMNATION


Section 15.01. Condemnation of Premises or Project. In the event that all or substantially all of the Premises or the Project is taken or condemned by condemnation or conveyance in lieu thereof (such taking, condemnation or conveyance in lieu thereof being hereinafter referred to as "condemnation"), the Term hereof shall cease and this Lease shall terminate on the earlier of the date the condemning authority takes possession or the date title vests in the condemning authority.

Section 15.02. Partial Taking of Project. In the event any portion of the Project shall be taken by condemnation (whether or not such taking includes any portion of the Premises), which taking, in Landlord's judgment, results in a condition where the Project cannot be restored in an economically feasible manner for use substantially as originally designed, then Landlord shall have the right, at Landlord's option, to terminate this Lease, effective as of the date specified by Landlord in a written notice of termination from Landlord to Tenant.

Section 15.03. Partial Taking of Premises. In the event that a portion, but less than substantially all of the Premises shall be taken by condemnation, then this Lease shall be terminated as of the date of condemnation as to the portion of the Premises so taken, and, unless Landlord exercises its option to terminate this Lease pursuant to Section 15.02, this Lease shall remain in full force and effect as to the remainder of the Premises.

Section 15.04. Termination. In the event of termination of this Lease pursuant to the provisions of Section 15.01, 15.02 or 15.03, the Rent shall be apportioned as of the date of such termination; provided, however, that those provisions of this Lease which are designated to cover matters of termination and the period thereafter, or by their very nature covers such matters, shall survive the termination hereof.

Section 15.05. Condemnation Award. All compensation awarded or paid upon a condemnation of any portion of the Project shall belong to and be the property of Landlord without participation by Tenant. Nothing herein shall be construed, however, to preclude Tenant from prosecuting any claim directly against the condemning authority for loss of business, loss of goodwill, moving expenses, damage to, and cost of removal of, trade fixtures, furniture and other personal property belonging to Tenant; provided, however, that Tenant shall make no claim which shall diminish or adversely affect any award claimed or recovered by Landlord.


                                  ARTICLE XVI

                           ASSIGNMENT AND SUBLETTING


Section 16.01. Restrictions.

   A. Tenant shall not sublet the Premises (or any portion thereof) or assign this Lease (or any interest herein), nor shall any assignment or sublease occur by operation of law, without the prior written consent of Landlord, which Landlord shall not unreasonably withhold or delay. Notwithstanding the foregoing, as an alternative to granting consent to a proposed sublease or assignment, Landlord shall have the right (subject to Section 16.01.C hereof), in its sole discretion, to elect one of the following alternatives: (i) if Tenant desires to sublease (in the aggregate) more than forty percent (40%) of the Premises, to sublet from Tenant the portion of the Premises proposed by Tenant to be sublet upon the same terms as the proposed sublet (but in no event shall the rental rate thereunder be greater than the rental rate hereunder); or (ii) if Tenant desires to assign this Lease, to terminate this Lease as of the proposed effective date of the assignment. In no event, however, shall Tenant be permitted to sublease the Premises or assign this Lease if Tenant is then in Default under this Lease. In the event of any assignment or sublease pursuant to the terms of this Article XVI, Tenant shall remain liable for all of its obligations under this Lease, including but not limited to payment of Rent. Landlord's consent to a particular assignment or sublease pursuant to this Article XVI shall not constitute consent to any other assignment or sublease.

   B. If Tenant should desire to assign this Lease or sublet the Premises, Tenant shall give Landlord written notice thereof specifying: (i) the name, current address and business of the proposed assignee or sublessee, (ii) the amount and location of the space within the Premises proposed to be so subleased, (iii) the proposed effective date and duration of the assignment or sublease, (iv) the proposed rent and other consideration to be paid to Tenant by such assignee or sublessee, and (v) all other information reasonably required by Landlord to evaluate the proposed assignment or sublease. If Landlord consents to such assignment or sublease, Tenant shall deliver to Landlord copies of all documents executed in connection therewith, which documents shall be in form and substance reasonably satisfactory to Landlord, and which documents shall require such assignee or sublessee to comply with all terms of this Lease on Tenant's part to be performed. No acceptance by Landlord of any rent or any other sum of money from any sublessee or assignee shall be deemed to constitute Landlord's consent to any assignment or sublease. If Landlord permits Tenant to sublet the Premises or assign this Lease, and the rental rate thereunder exceeds the rental rate hereunder, Tenant shall remit to Landlord as Additional Rent, as and when Rent hereunder becomes due, fifty percent (50%) of the difference between the rent due under the sublease or assignment and the Rent due hereunder, less the actual expenses Tenant incurs in subleasing the space or assigning this Lease.

   C.  Notwithstanding the foregoing provisions of this Section
16.01, Tenant shall have the right, upon prior written notice to Landlord, but without Landlord's consent, and provided Tenant is not then in Default, to assign this Lease, or to sublet all or any part of the Premises, to (i) any entity resulting from a merger or consolidation with Tenant, (ii) any corporation succeeding to all the business and assets of Tenant, or (iii) any affiliate of Tenant; provided, however, that the net worth of the surviving or successor entity or the affiliate is at least equal to the net worth of Tenant as of the date of this Lease; and provided, further, that Tenant shall remain unconditionally liable for Tenant's obligations under this Lease. For purposes hereof, an affiliate of Tenant is any entity which controls, is controlled by, or is under common control with Tenant.

Section 16.02. Assignment Under Bankruptcy Code.

   A. Tenant acknowledges that this Lease is a lease of nonresidential real property and, therefore, agrees that Tenant, as the debtor in possession, or the trustee for Tenant (collectively "the Trustee") in any proceeding under Title 11 of the United States Bankruptcy Code relating to Bankruptcy, as amended, or under any other similar federal or state statute (collectively, the "Bankruptcy Code"), shall not seek or request any extension of time to assume or reject this Lease or to perform any obligations of this Lease which arise from or after the order of relief.

   B. If the Trustee proposes to assume or to assign this Lease or sublet the Premises (or any portion thereof) to any person who shall have made a bona fide offer to accept an assignment of this Lease or a subletting on terms acceptable to the Trustee, the Trustee shall give Landlord and lessors and mortgagees of Landlord, of which Tenant has notice, written notice setting forth the name and address of such person and the terms and conditions of such offer, no later than twenty (20) days after receipt of such offer, but in any event no later than ten (10) days prior to the date on which the Trustee makes application to the Bankruptcy Court for authority and approval to enter into such assumption, assignment or subletting. Landlord shall have the prior right and option, to be exercised by written notice to the Trustee given at any time prior to the effective date of such proposed assumption, assignment or subletting, to accept an assignment of this Lease or subletting of the Premises upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment or subletting.

   C. The Trustee shall have the right to assume Tenant's rights and obligations under this Lease only if the Trustee: (i) promptly cures, or provides adequate assurance that the Trustee will promptly cure, any default under this Lease; (ii) compensates, or provides adequate assurance that the Trustee will promptly compensate, Landlord for any actual pecuniary loss incurred by Landlord as a result of Tenant's default under this Lease; and
(iii) provides adequate assurance of future performance under this Lease. Adequate assurance of future performance by the proposed assignee shall include, as a minimum, that: (a) the Trustee or any proposed assignee of this Lease shall deliver to Landlord a security deposit in an amount equal to at least three (3) months' Rent accruing under this Lease; (b) any proposed assignee of this Lease shall provide to Landlord an audited financial statement, dated no later than six (6) months prior to the effective date of such proposed assignment or sublease with no material change therein as of the effective date, which financial statement shall show the proposed assignee to have a net worth equal to at least twelve (12) months' Rent accruing under this Lease, or, in the alternative, the proposed assignee shall provide a guarantor of such proposed assignee's obligations under this Lease, which guarantor shall provide an audited financial statement meeting the above requirements of this clause
(b) and execute and deliver to Landlord a guaranty agreement in form and substance acceptable to Landlord; and (c) any proposed assignee shall grant to Landlord a security interest in favor of Landlord in all furniture, fixtures and other personal property to be used by such proposed assignee in the Premises. All payments of Rent required of Tenant under this Lease, whether or not expressly denominated as such in this Lease, shall constitute rent for the purposes of Title 11 of the Bankruptcy Code.

   D. The parties agree that for the purposes of the Bankruptcy Code relating to (i) the obligation of the Trustee to provide adequate assurance that the Trustee will "promptly" cure defaults and compensate Landlord for actual pecuniary loss, the word "promptly" shall mean that cure of defaults and compensation will occur no later than sixty (60) days following the filing of any motion or application to assume this Lease; and (ii) the obligation of the Trustee to compensate or to provide adequate assurance that the Trustee will promptly compensate Landlord for "actual pecuniary loss", the term "actual pecuniary loss" shall mean, in addition to any other provisions contained herein relating to Landlord's damages upon default, payments of Rent, including interest at the Interest Rate on all unpaid Rent, all attorneys' fees and related costs of Landlord incurred in connection with any default of Tenant and in connection with Tenant's bankruptcy proceedings.

   E. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed, without further act or deed, to have assumed all of the obligations arising under this Lease and each of the conditions and provisions hereof on and after the date of such assignment. Any such assignee shall, upon the request of Landlord, forthwith execute and deliver to Landlord an instrument, in form and substance acceptable to Landlord, confirming such assumption.

   F. Notwithstanding the foregoing, to the extent allowed by law, this Lease shall not be assigned or assignable by voluntary or involuntary bankruptcy, insolvency or reorganization proceedings, and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings.

Section 16.03. Assignment by Landlord. The term "Landlord", as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee's interest in a ground lease of, the Project. In the event of any transfer, assignment or other conveyance or transfers of any such title or interest, Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed and, without further agreement, the transferee of such title or interest shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Project. Landlord may transfer its interest in the Lease or the Project without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on Landlord's part of any of the terms of this Lease.


                                  ARTICLE XVII

                          FINANCING AND SUBORDINATION


Section 17.01. Subordination.

   A. This Lease and all rights of Tenant hereunder are subject and subordinate to all current and future underlying leases, deeds of trust, mortgages or other security instruments covering any portion of the Project or any interest of Landlord therein, as the same may be amended from time to time. This provision is declared by Landlord and Tenant to be self-operative and no further instrument shall be required to effect such subordination of this Lease. Upon demand, however, Tenant shall execute, acknowledge, and deliver to Landlord any further instruments evidencing such subordination as Landlord, and any mortgagee or lessor of Landlord shall reasonably require, and if Tenant fails to so execute, acknowledge and deliver such instruments within ten (10) days after the Landlord's request, Landlord is hereby empowered to do so in Tenant's name and on Tenant's behalf; Tenant hereby irrevocably appoints Landlord as Tenant's agent and attorney-in-fact for the purpose of executing, acknowledging, and delivering any such instruments.

   B. Notwithstanding anything contained in paragraph A above to the contrary, Landlord shall obtain from its current mortgagee, at Tenant's sole cost and expense, a subordination, attornment and non-disturbance agreement on such mortgagee's standard form of agreement, in form reasonably acceptable to Tenant. In addition, upon Tenant's written request, Landlord shall endeavor in good faith to obtain a non-disturbance agreement (on such mortgagee's standard form) from any future mortgagee or beneficiary of any deed of trust with respect to the Premises, provided that the same can be obtained at no cost or liability to Landlord. Landlord shall have no liability to Tenant, however, in the event that Landlord is unable to obtain such an agreement after having endeavored in good faith to do so.

Section 17.02. Subordination by Landlord's Mortgagee or Lessor; Attornment.

   A.  Notwithstanding the generality of the foregoing provisions of
Section 17.01, any mortgagee or lessor of Landlord shall have the right at any time to subordinate any such deed of trust or mortgage or underlying lease to this Lease, or to any of the provisions hereof, on such terms and subject to such conditions as such mortgagee or lessor of Landlord may consider appropriate in its discretion.

   B. At any time, before or after any transfer of Landlord's interest in the Project, Tenant shall, upon request of such transferee ("Successor Landlord"), automatically attorn to and become the Tenant (or if the Premises has been validly subleased, the subtenant) of the Successor Landlord, without change in the terms or other provisions of this Lease (or, in the case of a permitted sublease, without change in this Lease or in the instrument setting forth the terms of such sublease); provided, however, that the Successor Landlord shall not be bound by any modification to this Lease without the consent of the Successor Landlord or by any payment made by Tenant of Rent for more than one (1) month in advance. This agreement of Tenant to attorn to a Successor Landlord shall survive any foreclosure sale, trustee's sale, conveyance in lieu thereof or termination of any underlying lease. Tenant shall upon demand at any time, before or after any such foreclosure or termination, execute, acknowledge, and deliver to the Successor Landlord any written instruments evidencing such attornment as such Successor Landlord may reasonably require.

Section 17.03. Notice to Lender; Cure by Lender. In the event of any default by Landlord hereunder, Tenant shall, prior to taking any action to remedy such default or to cancel this Lease or any other action in connection therewith, send to The Prudential Insurance Company of America, c/o Prudential Capital Group, One Ravinia Drive, Suite 1400, Atlanta, GA 30346 (or to any subsequent lender of which Tenant has notice) (the "Mortgagee"), by certified mail, return receipt requested, a notice specifying the default by Landlord, whereupon such Mortgagee shall have the right, but not the obligation, to cure such default on behalf of Landlord, which cure shall be accepted by Tenant, and such Mortgagee shall be afforded a reasonable period of time to do so. Tenant shall have no right to take any other action as a result of Landlord's default unless and until Tenant complies with the provisions of this paragraph.


                                 ARTICLE XVIII

                               DEFAULT OF TENANT

Section 18.01. Defaults. The following shall constitute "Defaults" by Tenant under the Lease:

   A.  Subject to the terms of the Bankruptcy Code, if Tenant shall
(i) make an assignment for the benefit of creditors, (ii) file or acquiesce in a petition in any court (whether or not pursuant to any statute of the United States or of any state) in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings, or (iii) make an application in any such proceedings for or acquiesce in the appointment of a trustee or receiver for it or all or any portion of its property;

   B. Subject to the terms of the Bankruptcy Code, if any petition shall be filed against Tenant (whether or not pursuant to any statute of the United States or any state) in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings and (i) Tenant shall thereafter be adjudicated bankrupt, or (ii) such petition shall be approved by any such court, or (iii) such proceedings shall not be dismissed, discontinued or vacated within thirty (30) days after such petition is filed;

   C. Subject to the terms of the Bankruptcy Code, if, in any proceeding, pursuant to the application of any party other than Tenant, in which Tenant acquiesces, a receiver or trustee shall be appointed for Tenant for all or any portion of the property of Tenant and such receivership or trusteeship shall not be set aside within thirty (30) days after such appointment;

   D.  Intentionally deleted.

   E.  Intentionally deleted.

   F. If any execution, levy, attachment or other process of law shall occur upon Tenant's interest in the Premises or upon a substantial amount of Tenant's goods or fixtures;

   G. If Tenant violates the provisions of Article XVI by attempting to make an unpermitted assignment, transfer or sublease;

   H. If Tenant shall fail to pay any installment of Rent when the same shall become due and payable, and such failure shall continue for five
(5) days after written notice thereof;

   I. If Tenant permits to be done anything which creates a lien upon the leasehold or the Premises and fails to cause such lien to be discharged, or bond such lien or post such security with Landlord as is required by Section 10.02;

   J. If Tenant fails to maintain in force all policies of insurance required. by this Lease, and such failure continues twenty-four (24) hours after verbal notice thereof;

   K. If Tenant fails to provide Landlord with the financial statements or the estoppel certificates within the time period referenced in Sections 22.16 and 22.17, respectively, and such failure continues five (5) days after written notice thereof;

   L. If Tenant shall fail to perform or observe any other term of this Lease (not hereinbefore specifically referred to) on the part of Tenant to be performed or observed, and such failure shall continue for more than fifteen
(15) days after written notice from Landlord (except that such fifteen (15) day period shall be extended for such additional period of time as may reasonably be necessary to cure such Default (subject to a maximum extension of thirty
(30) days), if such Default, by its nature, cannot be cured within such fifteen (15) day period, provided that Tenant commences to cure such Default within such fifteen (15) day period and is, at all times thereafter, in the process of diligently curing the same and in any event cures such Default prior to the time a failure to cure could cause the Landlord to be subject to prosecution for violation of any law, rule, ordinance or regulation or causes, or could cause a default under any deed of trust, mortgage, underlying lease, tenant lease or other agreement applicable to the Project); or

   M. If Tenant shall have failed to perform any of its obligations under this Lease (including without limitation those specifically listed in this Section 18.01(A)-(L)) three or more times within any eighteen (18) month period, notwithstanding any subsequent cure of such failure as provided in this
Section 18.01.

Section 18.02. Landlord's Remedies. Should a Default occur under this Lease, Landlord may pursue any or all of the following:

   A. Landlord shall have the right, by written notice to Tenant, to declare this Lease terminated and the Term ended, in which event (i) Tenant shall vacate and surrender the Premises; (ii) Tenant shall immediately pay to Landlord the sum of (a) all Rent accrued through the date of termination or recovery of possession by Landlord, whichever is later; plus (b) the amount of Rent reserved in this Lease for the remainder of the stated term over the then reasonable rental value of the Premises for the remainder of the stated term; and (iii) this Lease shall automatically expire.

   B. Landlord shall have the right to bring a special proceeding to recover possession of the Premises from Tenant.

   C. Landlord shall have the right, without notice, to reenter the Premises and dispossess, by summary proceedings, self help or otherwise, Tenant and any other occupant(s) of the Premises, and Tenant shall have no further claim or right hereunder.

   D. Landlord may exercise its rights under Section 18.02 B or C above with or without terminating the Lease, and in no event shall any such exercise be construed as an election to terminate this Lease or operate to release Tenant from any of its obligations for the remainder of the Term of this Lease, or gives rise to any claim for trespass.

   E.  If Landlord exercises its rights under Section 18.02 (B) or
(C) above, Landlord may remove all persons from the Premises, and Landlord may treat all property as abandoned and dispose of same in accordance with Section
20.02 of this Lease.

   F. If Landlord exercises its rights under Section 18.02 B or C above and elects not to terminate the Lease, it may from time to time, make such alterations and repairs as necessary in order to relet the Premises, and thereafter relet the Premises or any part thereof for such rent and upon such other terms and conditions as Landlord may determine advisable in its sole discretion. Upon each such reletting all rentals and other sums received by Landlord from such reletting shall be applied, first, to the payment of any costs and expenses of such reletting; second, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; third, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be applied in payment of the current month's rent. If such rentals and other sums received from such reletting during any month are less than the amounts due pursuant to the foregoing schedule for application of proceeds, Tenant shall pay such deficiency to Landlord; if such rentals and other sums shall be more, Tenant shall have no right to, and shall receive no credit for, the excess. Such deficiency shall be calculated and paid monthly. Notwithstanding any such reletting without termination, Landlord may at any time elect to terminate this Lease for such previous breach. Should Landlord at any time terminate this Lease for any breach, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of such breach, including the cost of recovering the Premises, reasonable attorneys' fees, and including the worth at the time of such termination of the excess, if any, of the amount of Rent reserved in this Lease for the remainder of the stated term over the then reasonable rental value of the Premises for the remainder of the stated term, all of which amounts shall be immediately due and payable from Tenant to Landlord. The failure or refusal of Landlord to relet the Premises shall not affect Tenant's liability.

   G. Any damage or loss of rent sustained by Landlord may be recovered by Landlord, at Landlord's option, at the time of the reletting or termination, in a single action or in separate actions, from time to time, as said loss of rents or damages shall accrue, or in a single proceeding deferred until the expiration of the Term of this Lease (in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of said Term). In case suit shall be brought for recovery of the Premises, for the recovery of Rent, or because of the breach of any other covenant, and a breach shall be established, Tenant shall pay to Landlord all expenses incurred therefor, including actual but not unreasonable attorneys' fees.

   H. To the extent permitted by law, Tenant waives notice of re-entry or institution of legal proceedings to that end and any right of redemption, re-entry or repossession including, without limitation, any rights under Va. Code Section 55-247.

Section 18.03. Waiver of Trial by Jury. Tenant and Landlord each hereby waive all right to trial by jury in any matter arising out of or in any way connected with this Lease.

Section 18.04. Injunction. In addition to the other remedies provided in this Lease, and anything contained herein to the contrary notwithstanding, Landlord shall be entitled to restraint by injunction of any Default or violation, or attempted or threatened Default or violation, of any of the terms, covenants, conditions or other provisions of this Lease.

Section 18.05. Landlord's Right to Perform for Account of Tenant. If Tenant shall default hereunder, Landlord shall have the right, at its sole option, to cure said default for the account and at the expense of Tenant. Landlord may exercise its right to cure hereunder immediately and without any notice that may be required under any other provision of this Lease. Tenant agrees to pay, with interest at the Interest Rate on demand, to Landlord the amount so paid, expended, or incurred by Landlord and any and all expenses of Landlord, including without limitation attorneys' fees incurred in connection with such default, and all of the same shall be deemed to be Additional Rent.

Section 18.06. Additional Remedies and Waivers. With respect to the rights and remedies of, and waivers by, Landlord (i) the rights and remedies of Landlord set forth herein shall be in addition to any other right and remedy now or hereafter available at law or in equity; (ii) all such rights and remedies shall be cumulative and not exclusive of each other; (iii) Landlord may exercise such rights and remedies at such times, in such order, to such extent, and as often as Landlord deems advisable, without regard to whether the exercise of one right or remedy precedes, concurs with or succeeds the exercise of another; (iv) a single or partial exercise of a right or remedy shall not preclude (a) a further exercise thereof, or (b) the exercise of another right or remedy, from time to time; and (v) no waiver of a Default shall be effective unless it is in writing signed by Landlord.


                                  ARTICLE XIX

                               ACCESS BY LANDLORD


Landlord may, during any reasonable time or times, upon prior notice to Tenant, enter upon the Premises, any portion thereof, and any appurtenance thereto (with workers and materials, if required) for the purpose of: (i) inspecting the same; (ii) making repairs, replacements or alterations (including alterations of building systems and components serving other portions of the Building); or (iii) showing the Premises to prospective purchasers or, during the last twelve (12) months of the Term, lessees. No such entry by Landlord shall constitute an actual or constructive eviction of Tenant or give rise to any liability to Tenant.


                                   ARTICLE XX

                            SURRENDER; HOLDING OVER


Section 20.01. Surrender. Upon the expiration or earlier termination of this Lease, or upon re-entry by Landlord without terminating this Lease pursuant to
Article XVIII, Tenant shall peacefully vacate and surrender the Premises to Landlord in good order, broom clean and in the same condition as at the beginning of the Term, reasonable wear and tear excepted. Tenant shall also remove its trade fixtures, furniture and other personal property from the Premises along with any leasehold improvements or other additions which Tenant is required to remove pursuant to Section 10.03.

Section 20.02. Personal Property. If Tenant fails to timely remove its property in accordance with Section 20.01 above, Landlord shall have the right, on the fifth (5th) day after Landlord's delivery of written notice to Tenant, to deem such property abandoned by Tenant. (Notwithstanding Section 18.01 of the Lease, Tenant shall not be entitled to any further notice or cure period.) Landlord may thereafter remove or otherwise deal with the abandoned property in a commercially reasonable manner at Tenant's sole cost and expense and Landlord shall have no liability to Tenant with respect to such abandoned property. Tenant specifically acknowledges and agrees that in no event shall Landlord be considered a bailee as to such property. Tenant shall and hereby agrees to indemnify Landlord against any loss, cost, expense, claim, cause of action or the like arising in connection with Landlord's proper exercise of its rights under this Section 20.02 including, without limitation, any claim by a third party for conversion or trespass as to chattels. Notwithstanding anything to the contrary contained herein, this Section 20.02 shall not apply to Tenant's personal property encumbered by a security interest to which Landlord has given its prior written consent.

Section 20.03. Holding Over. If Tenant shall hold possession of the Premises after the expiration or sooner termination of the Term of this Lease, Landlord shall have the right, at its sole option and discretion, to terminate the nature of Tenant's possession of the Premises after the end of the term of this Lease, in accordance with the following provisions:

   A. If Landlord so desires, Tenant shall be deemed to be occupying the Premises as a tenant from month-to-month, at a monthly rental equal to the sum of (i) the monthly installment of Base Rent payable during the last month of the Term, and (ii) one-twelfth (1/12) of the monthly installments of Tenant's Operating Costs Payment payable during the last month of the Term, subject to all the other conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy;

   B. If Landlord so desires, Tenant may be treated as a trespasser, and Landlord shall be entitled to the benefit of all laws relating to the speedy recovery of the possession of the Premises; or

   C. If Landlord so desires, Tenant shall be deemed to be occupying the Premises as a hold-over tenant, at a monthly rental equal to one hundred fifty percent (150%) of the sum of (i) the monthly installment of Base Rent payable during the last month of the Term, and (ii) one-twelfth (1/12) of the monthly installments of Tenant's Operating Costs Payment payable during the last month of the Term, subject to all the other conditions, provisions and obligations of this Lease insofar as the same are applicable to a hold-over tenancy

   D. Unless Landlord notifies Tenant in writing to the contrary within thirty (30) days after the expiration or sooner termination of this Lease, the provisions of paragraph A above shall apply and this Lease shall automatically become a month-to-month Lease, and Tenant's possession hereunder a month-to-month tenancy, without notice from Landlord.

Section 20.04. Survival. The terms of this Article XX shall survive the expiration or earlier termination of this Lease.

                                  ARTICLE XXI

                                    NOTICES


All notices, consents, demands, requests, documents, or other communications (other than payment of Rent) required or permitted hereunder (collectively, "notices") shall be deemed given, whether actually received or not, when dispatched via hand delivery or delivery by air express courier (with signed receipts) to the other party, or on the third business day after deposit in the United States Mail, postage prepaid, certified or registered, return receipt requested, except for notice of change of address which shall be deemed given only upon actual receipt. The addresses of the parties for notices shall be those set forth in the Basic Lease Information, or any such other addresses subsequently specified by each party in notices given pursuant to this Article.


                                  ARTICLE XXII

                                 MISCELLANEOUS



Section 22.01. Professional Fees. To the extent permitted by law, in any action or proceeding brought by either party against the other under this Lease, the substantially prevailing party shall be entitled to recover from the other party its actual professional fees such as appraisers', accountants' and attorneys' fees, investigation costs, and other legal expenses and court costs incurred by the prevailing party in such action or proceeding.

Section 22.02. No Partnership. Nothing contained herein shall be deemed or construed as creating the relationship of principal and agent, partnership, joint venture or any other relationship between the parties hereto except Landlord and Tenant.

Section 22.03. Brokerage. Landlord and Tenant each warrant and represent to the other that there was no broker or agent on Landlord's or Tenant's behalf instrumental in consummating this Lease, other than Broker and WEST*GROUP, Inc. (or its successor, WEST*GROUP MANAGEMENT LLC) ("WEST*GROUP"), whose commissions shall be paid in full by Landlord in accordance with separate agreements, and that no conversations or prior negotiations were had by Landlord or Tenant with any broker or agent (other than Broker and WEST*GROUP) on Landlord's or Tenant's behalf concerning the renting of the Premises. Landlord and Tenant each agree to indemnify and hold the other harmless against any claims for brokerage or other commissions arising by reason of a breach by Landlord or Tenant of the aforesaid representation and warranty.

Section 22.04. Interpretation.

   A. Every term, condition, agreement or provision contained in this Lease that imposes an obligation on Tenant shall be deemed to be also a covenant by Tenant.

   B. Wherever it is provided herein that a party "may" perform an act or do anything, it shall be construed that that party may, but shall not be obligated to, so perform or so do such act or thing.

   C. This Lease may be executed in several counterparts and the counterparts shall constitute but one and the same instrument.

   D. Any party may act under this Lease by its attorney or agent appointed by an instrument executed by such party.

   E. Wherever a requirement is imposed on any party hereto, it shall be deemed that such party shall be required to perform such requirement at its sole cost and expense unless it is specifically otherwise provided herein.

   F. Any restriction on or requirement imposed upon Tenant hereunder shall be deemed to extend to Tenant's guarantors, Tenant's sublessees, Tenant's assignees and Tenant's invitees, and it shall be Tenant's obligation to cause the foregoing persons to comply with such restriction or requirement.

   G. The words "re-enter" and "re-entry" as used herein shall not be restricted to their technical legal meaning.

Section 22.05. Recording. Neither this Lease nor any memorandum hereof may be recorded among the land records of the jurisdiction in which the Project is located without the express written consent of Landlord which consent may be granted or withheld in Landlord's sole and absolute discretion.

Section 22.06. Severability. Every agreement contained in this Lease is, and shall be construed as, a separate and independent agreement. If any term of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable, the remaining agreements contained in this Lease shall not be affected.

Section 22.07. Non-Merger. There shall be no merger of this Lease with any underlying leasehold interest or the fee estate in the Project or any part thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, this Lease or any interests in this Lease as well as any underlying leasehold interest or fee estate in the Project or any interest in such fee estate.

Section 22.08. Landlord's Liability. Anything contained in this Lease to the contrary notwithstanding, Tenant agrees that Tenant shall look solely to the estate and property of Landlord in the Project for the collection of any judgment or other judicial process requiring the payment of money by Landlord for any default or breach by Landlord under this Lease, subject, however, to the prior rights of any mortgagee or lessor of the Project. No other assets of Landlord or any partners, shareholders, or other principals of Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant's claim.

Section 22.09. Force Majeure. Whenever a period of time is herein prescribed for action to be taken by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to force majeure, which term shall include strikes, riots, acts of God, shortages of labor or materials, war, governmental approvals, laws, regulations, or restrictions, or any cause of any kind whatsoever which is beyond the reasonable control of Landlord.

Section 22.10. Headings. The article headings contained in this Lease are for convenience only and shall not enlarge or limit the scope or meaning of the various and several articles hereof. Words in the singular number shall be held to include the plural, unless the context otherwise requires.

Section 22.11. Successors and Assigns. If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several, and all agreements and covenants herein contained shall be binding upon the respective heirs, personal representatives, and successors and assigns of the parties hereto. Notwithstanding the foregoing, nothing contained in this Section 22.11 shall be deemed to override Article XVI.

Section 22.12. Entire Agreement; Amendments. This Lease and the Exhibits and Riders attached hereto set forth the entire agreement between the parties. No amendment or modification of this Lease shall be binding or valid unless expressed in a writing executed by both parties hereto.

Section 22.13. Governing Law. This Lease shall be governed by and construed under the laws of the Commonwealth of Virginia, without reference to its conflicts of laws principles. Tenant hereby consents to jurisdiction in the Circuit Court for the City of Alexandria, Virginia or in any other court in the Commonwealth of Virginia selected by Landlord if any suit is brought relating to this Lease. Should any provision of this Lease require judicial interpretation, Landlord and Tenant hereby agree and stipulate that the court interpreting or considering same shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of any rule or conclusion that a document should be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that all parties hereto have participated in the preparation of this Lease and that each party had full opportunity to consult legal counsel of its choice before the execution of this Lease.

Section 22.14. Time of Essence. Time is of the essence in this Lease.

Section 22.15. Acceptance by Landlord. The submission of this Lease to Tenant shall not be construed as an offer and Tenant shall not have any rights with respect thereto unless and until Landlord executes a copy of this Lease and delivers the same to Tenant.

Section 22.16. Financial Statements. If Tenant is in Default, or if so requested by Landlord's mortgagee, or a prospective mortgagee or purchaser of the Project, or a prospective partner of Landlord, Tenant shall, upon ten (10) days prior written notice from Landlord, provide Landlord with a current annual financial statement and annual financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. If it is not the normal practice of Tenant to prepare audited statements, then the unaudited statements shall be certified to by the Tenant's chief financial officer. Landlord agrees to keep such financial statements confidential, unless such information is requested by, or Landlord deems it necessary or desirable to provide such information to, a mortgagee, prospective mortgagee, or prospective purchaser of the Building, or a prospective equity partner of Landlord. Landlord acknowledges that if Tenant becomes a publicly owned company, the publicly available reports on the Tenant (e.g., 10K and 1OQ reports) shall constitute the financial statements referred to herein.

Section 22.17. Estoppel Certificates. Tenant shall, from time to time, within ten (10) days after request from Landlord, or from any mortgagee or beneficiary of any deed of trust of Landlord (a "mortgagee") or lessor of Landlord, or entity which may be a prospective purchaser of the property of which the Premises are a part, execute, acknowledge and deliver in recordable form a certificate certifying, to the extent true, that this Lease is in full force and effect and unmodified (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications); that the Term has commenced and the full amount of Rent then accruing hereunder; the dates to which the Rent has been paid; that Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant; the amount, if any, that Tenant has paid to Landlord as a Security Deposit; that no Rent under this Lease has been paid more than thirty (30) days in advance of its due date; that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate); that Tenant, as of the date of such certificate, has no charge, lien, or claim of offset under this Lease or otherwise against Rent or other charges due or to become due hereunder; that, to the knowledge of Tenant, Landlord is not then in default under the terms of this Lease; that, if Landlord has assigned this Lease as collateral for a loan, and informed Tenant of the identity of the mortgagee, Tenant will, upon written request of the mortgagee, pay Rent directly to such mortgagee; and such other matters as may be reasonably requested by Landlord or any mortgagee, lessor or prospective purchaser of Landlord. Any such certificate may be relied upon by Landlord, or any mortgagee, lessor or prospective purchaser of Landlord. In the event that Tenant fails to provide Landlord with an estoppel certificate as described and within the time period provided hereinabove, Landlord is hereby appointed Tenant's attorney-in-fact for the purpose of executing such estoppel certificate and delivering the same to any mortgagee, lessor or prospective purchaser of Landlord, which appointment is coupled with an interest and is therefore irrevocable.

Section 22.18. Waiver of Redemption. Tenant hereby expressly waives (to the extent legally permissible), for itself and all persons claiming by, through, or under it, any right of redemption or for the restoration of the operation of this Lease under any present or future law, including, without limitation, as provided in Va. Code Section 55-247, in case Tenant shall ever be in default hereunder or shall be dispossessed for any cause, or in case Landlord shall obtain possession of the Premises as herein provided. Notwithstanding anything to the contrary in the Lease, the Premises shall not be used in whole or in part for residential purposes, and shall not be redeemable under any provision of law now or hereafter in effect.

Section 22.19. Common Areas. "Common Areas" shall mean those certain areas and facilities of the Building which are from time to time provided by Landlord for the use of tenants of the Project and their employees, clients, customers, licensees and invitees or for use by the public.

Section 22.20. ERISA Covenant. Tenant represents and warrants to Landlord, and any mortgagee, beneficiary of any deed of trust or other individual or entity having a security interest in the Project, or a portion thereof (a "mortgagee"), that it is not a pension plan, employee benefit fund or government plan subject to regulation as such by any Federal or state laws, rules, regulations or orders, and specifically that (i) it is not a pension fund, employee benefit plan or other fund subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) it is not a "government plan" as defined in Section 3(32) of ERISA, (iii) it is not a "party in interest" (as defined in ERISA) with respect to any of the above, (iv) no source of its funds constitutes "plan assets" as defined in ERISA and within the meaning of 29 C.F.R. Section 2510.3-101, or assets of any government plan within the meaning of Section 3(32) of ERISA, and (v) it is not a "party in interest" with respect to The Prudential Insurance Company of America. Tenant covenants that it will maintain the status throughout the Term, except as may be consented to by Landlord from time to time, in Landlord's sole and absolute discretion, and will re-certify the foregoing to Landlord within ten (10) days after Landlord's written request. Tenant hereby agrees to indemnify, defend and hold Landlord and any and all mortgagees (past, present or future) harmless from and against any and all claims, suits, actions, proceedings, liability, damages, penalties, losses, costs and expenses (and, without limitation, court costs and attorneys' fees) which they, or any of them may suffer or incur as a result of a breach of the foregoing representations, warranties and covenants. Such a breach shall, in addition, constitute a Default.

Section 22.21. Authority of Tenant. If Tenant signs as a corporation, execution hereof shall constitute a representation and warranty by Tenant that Tenant is a duly organized and existing corporation, that Tenant has been and is qualified to do business in the Commonwealth of Virginia and in good standing with the Commonwealth of Virginia, that the corporation has full right and authority to enter into this Lease, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate action. If Tenant signs as a partnership, trust, or other legal entity, execution hereof shall constitute a representation and warranty by Tenant that Tenant has complied with all applicable laws, rules and governmental regulations relative to Tenant's right to do business in the Commonwealth of Virginia, that such entity has the full right and authority to enter into this Lease, and that all persons signing on behalf of Tenant were authorized to do so by any and all necessary or appropriate partnership, trust or other actions.

Section 22.22. Landlord's Failure to Perform. If Landlord shall fail to perform any of its obligations under this Lease, and such failure materially adversely affects Tenant's ability to use or occupy the Premises in accordance with this Lease, then Tenant may (but shall not be obligated to), upon the continuance of such failure on Landlord's part for thirty (30) days after Landlord's receipt of notice from Tenant specifying the failure (or, in the case of any such failure which cannot with due diligence be cured within thirty (30) days, within such additional period, if any, as may be reasonably required by Landlord to cure such failure with due diligence), and without waiving or releasing Landlord from any obligation, perform such obligation, and all necessary costs incurred by Tenant in performing such obligation shall be paid by Landlord to Tenant on demand, and, if not so paid by Landlord, Tenant shall have the right to pursue any legal remedies it may have to collect payment, but shall not be entitled to offset such payment against Rent thereafter payable under this Lease. Notwithstanding the foregoing, Tenant's right to perform any obligations of Landlord to repair or maintain the Premises shall be limited to those repairs or maintenance activities which occur wholly within, and solely affect, the Premises, and under no circumstances shall Tenant have the right to repair or maintain any facilities, systems or structures which extend beyond, or affect areas of the Building other than, the Premises.


                                 ARTICLE XXIII

                              HAZARDOUS MATERIALS


Section 23.01. Environmental Requirements. Tenant's use and occupancy of the Premises shall at all times be in strict compliance with any and all federal, state and local statutes, laws, rules, regulations, orders, ordinances and standards, as they may now or hereafter exist, relating in any way to the protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Sections 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901, et seq. ("RCRA"), the Toxic Substances Control Act, as amended, 15 U.S.C. Sections 2601, et seq., the Clean Water Act, as amended, 33 U.S.C. Sections 1251, et seq., the Clean Air Act, as amended, 42 U.S.C. Sections 7401, et seq., and analogous state statutes (collectively, "Environmental Statutes")

Section 23.02. Clean-Up. In the event of any Release (as hereinafter defined) or threat of a Release or the presence of any Hazardous Substance (as hereinafter defined) affecting the Premises or surrounding areas, Tenant shall immediately notify Landlord in writing thereof and Tenant shall immediately take all measures necessary to contain, remove and dispose off the Premises, or surrounding areas, all such materials present or released or contaminated by the Release and remedy and mitigate all threats to public health or the environment relating to such presence or Release or threat of Release. If Tenant shall fail to take the measures described above or fail to comply with any of the requirements of any Environmental Statutes, Landlord may, at its election, but without the obligation to do so, give such notice and/or cause such work to be performed at the Premises or surrounding areas, as applicable, and/or take any and all other actions as Landlord shall deem necessary to restore the Premises or surrounding areas, as applicable, to the original condition existing as of the date of this Lease. Such actions by Landlord do not affect Tenant's obligations under the Lease. This entire Article XXIII shall survive termination or the Expiration Date of the Lease.

Section 23.03. Indemnification. Tenant shall, at all times, indemnify, defend and hold harmless Landlord against and from any and all claims, liens, suits, actions, debts, damages, costs, losses, liabilities, obligations, judgments, and expenses (including, without limitation, court costs and attorneys' fees), of any nature whatsoever, arising from or relating to (i) compliance with any Environmental Statutes; (ii) a Release of any Hazardous Substance; (iii) the threat of a Release of any Hazardous Substance; or (iv) the presence of any Hazardous Substance affecting the Premises or surrounding areas, including, without limitation, any loss of value of, loss of use of, or loss of income from the Premises as a result of any of the foregoing. Tenant's obligations under this Lease shall arise whether or not any governmental authority or individual has taken or threatened any action in connection with the presence of any Hazardous Substance.

Section 23.04. Definitions. As used herein, the term "Hazardous Substance" shall mean any material that is or contains "hazardous substances" as defined pursuant to CERCLA or the Virginia hazardous waste management regulations or "petroleum" as defined pursuant to RCPA or other material or substance that requires special handling by Federal, state or local law, or industry practice, without regard to the quantity or location of such material. The term Hazardous Substances shall include building materials and building components including, without limitation, asbestos contained in or comprising building materials or building components. The term "Release" shall have the same meaning as set forth in Section 101(22) of CERCLA.

Section 23.05. Operations. Tenant will not engage in operations during the Term or any extension or renewal thereof which involve the generation, manufacturing, refining, transportation, treatment, storage, disposal or handling of any Hazardous Substance, except that office equipment and cleaning solutions that are customarily found in first-class office buildings and which are or contain a Hazardous Substance may be used, generated, handled or stored on the Premises, provided such is incident to and reasonably necessary for the operation and maintenance of the Premises as permitted pursuant to the terms of this Lease and is in compliance with applicable laws. Tenant shall not cause or allow a Release of a Hazardous Substance or solid waste in, on or under the Project.

Section 23.06. Property Transfer. If Tenant's use of any portion of the Project is for any purpose that results in the requirement to obtain an approval of any kind by any governmental agency administering Environmental Statutes (i) in order to: (aa) change the form or substance of part or all of the ownership of the Project or the assets thereon by any means or under any circumstances, or
(bb) transfer the ownership of part or all of the Project or the assets thereon by any means or under any circumstances, or (ii) due to: (xx) cessation of part or all of the operations on the Project for any reason, or (yy) a change in the operations on the Project to a use that does not require special approval, Tenant shall, in compliance with all applicable requirements, and, if relevant, prior to the expiration or termination of this Lease or prior to assigning or transferring an interest in the Project, at Tenant's sole cost and expense, apply for and obtain for Landlord the required approval and perform all remedial actions necessitated in whole or part by Tenant's activities at the Project. Tenant and Landlord shall cooperate as necessary to prepare any such application and represent and warrant that any such application made pursuant to this subsection shall be true and complete to the best knowledge, information and belief of each. If such a governmental approval requirement exists, but Tenant believes that it is not subject to such requirement, Tenant, at its sole cost and expense, shall obtain for Landlord a statement from the applicable governmental agency that the Project is not subject to such requirement.

Section 23.07. Inspection. Tenant agrees to permit Landlord and its authorized representatives to enter, inspect and assess the Premises at reasonable times for the purpose of determining Tenant's compliance with the provisions of this section of the Lease. Such inspections and assessments may include obtaining samples and performing tests of building materials, soil, surface water, groundwater or other media.

Section 23.08. Asbestos. The Tenant shall not install, apply, or otherwise use or introduce asbestos or any substance containing asbestos in or about the Premises. In the event that asbestos is located in the Building, Tenant shall comply with any Operations and Maintenance Program adopted by Landlord in connection therewith.


   IN WITNESS WHEREOF, Landlord and Tenant have set their signatures and seals as of the date first above written.

                                           LANDLORD:

                                           WEST*GROUP PROPERTIES LLC

                                           By:  /s/ G.T. HALPIN
                                              ----------------------------
                                                G.T. Halpin, President


                                           TENANT:

                                           ONLINE RESOURCES & COMMUNICATIONS
                                           CORPORATION

                                           By: /s/ MICHAEL H. HEATH
                                              ----------------------------

                                           NAME: MICHAEL H. HEATH 11/10/97
                                                --------------------------

                                           TITLE: PRESIDENT
                                                 -------------------------



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